EXHIBIT 11

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ALEXANDER & BALDWIN, INC.
COMPUTATION OF EARNINGS PER SHARE
FOR THE THREE MONTHS ENDED MARCH 31, 1996 AND 1995
(In thousands, except per share amounts)
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                                                                    1996             1995
                                                                   -------          -------
     Primary Earnings Per Share (a)

        Income from continuing operations                           $7,191           $5,954
        Income from discontinued operations                           -               2,606
                                                                   -------          -------
        Net income                                                  $7,191           $8,560
                                                                   =======          =======
        Average number of shares outstanding                        45,305           45,643
        Primary earnings per share from                            =======          =======
                       continuing operations                          0.16             0.13
        Primary earnings per share from
                       discontinued operations                       -                 0.06

                                                                   -------          -------
        Primary earnings per share                                   $0.16            $0.19
                                                                   =======          =======
     Fully Diluted Earnings Per Share

        Income from continuing operations                           $7,191           $5,954
        Income from discontinued operations                          -                2,606
                                                                   -------          -------
        Net income                                                  $7,191           $8,560
                                                                   =======          =======
        Average number of shares outstanding                        45,305           45,643
        Effect of assumed exercise of
            outstanding stock options                                   59                9
                                                                   -------          -------
        Average number of shares outstanding
            after assumed exercise of
            outstanding stock options                               45,364           45,652
                                                                   =======          =======
        Fully diluted earnings per share from
                       continuing operations                          0.16             0.13
        Fully diluted earnings per share from
                       discontinued operations                        -                0.06
                                                                   =======          =======
        Fully diluted earnings per share                             $0.16            $0.19
                                                                   =======          =======

     (a)The computations of primary earnings per share do not include the effects of assumed exercises of employee stock options because such effects were immaterial.

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